Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Delcath Systems, Inc. and Subsidiaries (the “Company”) on Form S-3 [File No. 333-227970], into which this Form 8-K is incorporated by reference, of our report dated March 25, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Delcath Systems, Inc. and Subsidiaries as of December 31, 2019 and 2018 and for the years ended December 31, 2019 and 2018, appearing in the Annual Report on Form 10-K of Delcath Systems, Inc. and Subsidiaries for the year ended December 31, 2019. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of the Registration Statement.

/s/ Marcum LLP

Marcum LLP

NEW YORK, NY

AUGUST 18, 2020